Exhibit 99.1

Press Release Oct. 11, 2005

Amegy Shareholders Approve Merger With Zions

Houston, Texas — Amegy Bancorporation, Inc. (NASDAQ: ABNK) announced that the Company’s shareholders today approved its merger with Zions Bancorporation (NASDAQ: ZION). Over 98% of all votes cast at the special meeting of shareholders were cast in favor of the transaction. The votes cast in favor of the transaction constitute approximately 70% of all outstanding shares. The closing of the transaction, which remains subject to regulatory approval and the satisfaction of customary closing conditions contained in the merger agreement, is expected to occur late in the fourth quarter.

Amegy Bancorporation, Inc., the parent company of Amegy Bank N.A., is the largest independent bank holding company headquartered in Houston, Texas. The Company focuses on commercial lending, treasury management and investment services for businesses, private financial management and trust services for families and individuals, and retail and mortgage banking services. The Company, with $7.74 billion in assets, has more than 75 full-service branches located throughout the Houston and Dallas metropolitan areas.

Contacts:

Randy	Meyer, EVP & CFO
713-235-8832
randy.meyer@amegybank.com

Sarah Peterson, SVP Investor & Corporate Communications

713-232-1115

sarah.peterson@amegybank.com